CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated September 28, 2021 on the financial statements and financial highlights of Changing Parameters Fund, a series of shares of beneficial interest in Northern Lights Fund Trust. Such financial statements and financial highlights appear in the July 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 19, 2021